Exhibit 1.2

Execution Version

1,825,000 Shares of Common Stock

Pre-Funded Warrants to Purchase

1,175,000 Shares of Common Stock

Soleno Therapeutics, Inc.

PLACEMENT AGENCY AGREEMENT

September 28, 2023

Guggenheim Securities, LLC

330 Madison Avenue

New York, New York 10017

Cantor Fitzgerald & Co.

110 East 59th Street, 6th Floor

New York, New York 10022

Oppenheimer & Co. Inc.

85 Broad Street

New York, New York 10004

Laidlaw & Company (UK) Ltd.

521 Fifth Avenue, 12th Floor

New York, New York 10175

Ladies and Gentlemen:

Introductory. Soleno Therapeutics, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to certain purchasers (collectively, the “Purchasers”) 1,825,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) and pre-funded warrants (the “PFWs”) to purchase 1,175,000 shares of Common Stock. The Shares and the PFWs will be offered and sold to the Purchasers in a private placement (the “Placement”) without being registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”), in reliance upon Section 4(a)(2) (“Section 4(a)(2)”) thereof and/or Regulation D (“Regulation D”) thereunder. Guggenheim Securities, LLC (“Guggenheim Securities”), Cantor Fitzgerald & Co., Oppenheimer & Co. Inc. and Laidlaw & Company (UK) Ltd. have each agreed to act as placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”) in connection with the Placement, subject to the terms, conditions and other provisions of this Agreement.

The Shares and the PFWs are to be sold and issued to the Purchasers pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) to be entered into by the Company and the Purchasers, and the PFWs will be exerciseable into duly and validly issued, fully paid and non-assessable shares of Common Stock (such shares, the “Warrant Shares” and, together with the Shares and the PFWs, the “Securities”) on the terms, and subject to the conditions, set forth in the Purchase Agreement.

This Agreement, the Purchase Agreement, the PFWs, and the letter agreement dated September 24, 2023 (the “Letter Agreement”) between the Company and Guggenheim Securities are referred to herein collectively as the “Transaction Documents”, and the transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions”. Nothing in this Agreement should be read to limit or otherwise modify the terms and other provisions of the Letter Agreement, provided that, in the event any terms of the Letter Agreement are inconsistent with or contradict any terms of this Agreement, this Agreement shall govern.

The Company hereby confirms its agreement with the Placement Agents as follows:

Section 1. Representations, Warranties and Agreements of the Company and the Placement Agents.

A. Representations, Warranties and Agreements of the Company. The representations, warranties and agreements of the Company contained in Article 3 of the Purchase Agreement are hereby incorporated by reference in this Agreement, as if made directly by the Company to the Placement Agents on the date of this Agreement, with the understanding that:

(a) any defined terms used in such incorporated sections shall have the meanings given to them in this Agreement or, if no definition is given to them in this Agreement, such defined terms will have the meanings given to them in the incorporated sections;

(b) in the event of a conflict in meaning or defined term between the incorporated sections and this Agreement, this Agreement shall control;

(c) references to “this Agreement” in the incorporated sections from the Purchase Agreement means this Agreement; and

(d) the Company further represents, warrants and covenants to the Placement Agents, other than as disclosed in any of its filings with the Securities and Exchange Commission (the “Commission”), that:

(i) Certificates. Any certificate signed by an officer of the Company and delivered to the Placement Agents or to counsel for the Placement Agents shall be deemed to be a representation and warranty by the Company to the Placement Agents as to the matters set forth therein.

(ii) No Integrated Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in the Purchase Agreement and the compliance of such parties with the agreements set forth herein and therein, the Company has not, directly or indirectly through any agent, made any offers or sales of, or solicited any offers to buy, any Company “security” (as defined in the Securities Act) under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of any of the Securities under the Securities Act.

(iii) Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement, and in reliance thereon, the offer and sale of the Securities to the Purchasers as contemplated by the Transaction Documents is exempt from the registration requirements of the Securities Act.

(iv) QIBs and Accredited Investors. The Company will not offer or sell any of the Shares or the PFWs to any person whom it reasonably believes is not (i) a “qualified institutional buyer” as defined in Rule 144A (“QIBs”) or (ii) an institutional “accredited investor” (as defined in clauses (1), (2), (3) and (7) of Rule 501(a) of Regulation D).

The Company acknowledges that the Placement Agents and, for purposes of the opinion to be delivered pursuant to Section 4 hereof, counsel to the Company, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

B. Representations, Warranties and Agreements of the Placement Agents. The Placement Agents hereby represent, warrant and covenant to, and agree with, the Company as follows:

(a) No General Solicitation. The Placement Agents will not solicit offers for the Company for the Shares or the PFWs by means of any form of general solicitation or general advertising in connection with the offering of the Shares and the PFWs or in any manner involving a public offering within the meaning of Section 4(a)(2).

(b) Limitation on Offerees. The Placement Agents will solicit offers for the Company for the Shares and the PFWs only from persons whom it reasonably believes to be (i) a QIB or (ii) an institutional “accredited investor”.

Section 2. Engagement of Placement Agents; Fees; Expenses.

(a) Engagement of Placement Agents. The Company hereby engages the Placement Agents as the placement agents, and the Company hereby authorizes the Placement Agents to act as such in connection with the Placement. On the basis of the representations, warranties and agreements of the Company contained in this Agreement and subject to, and in accordance with, the terms, conditions and other provisions hereof, the Placement Agents agree to act as Placement Agents to place the Shares and the PFWs as contemplated by this Agreement. The Company acknowledges that the Placement Agents’ engagement hereunder does not constitute any representation, warranty or agreement that any financing will be available to the Company. Without limitation of the foregoing, the Company hereby acknowledges and agrees that (i) the respective engagements of Guggenheim Securities and each other Placement Agent will be several and not joint, (ii) neither Guggenheim Securities nor any other Placement Agent will be authorized or empowered to bind the other in connection with any matter contemplated by this Agreement or otherwise, and (iii) no Placement Agent will have responsibility or liability to the Company or any other person or entity for any act or omission by any other Placement Agent.

(b) Placement Agents’ Fee and Expenses. As compensation for the Placement Agents’ services hereunder, the Company hereby agrees to pay the Placement Agents on the closing date of the Placement (the “Closing Date”) the fees specified in Schedule A hereto. In addition, the Company confirms its obligation to reimburse the Placement Agents for their expenses as specified in the Letter Agreement, whether or not the Placement is closed or this Agreement expires or is terminated for any reason, and also agrees to pay all other fees and expenses of the Transactions to the extent set forth in the Letter Agreement.

(c) Placements Agents as Independent Contractors. The Company acknowledges and agrees that each Placement Agent will act under this Agreement as an independent contractor with obligations solely to the Company and is not being retained hereunder to advise the Company as to the underlying business or financial decision to consummate the Placement or with respect to any related financing, derivative or other transaction. Nothing in this Agreement or the nature of each Placement Agent’s financial advisory services will be deemed to create a fiduciary or agency relationship between any Placement Agent and the Company, any of the Company’s direct or indirect equity holders, members, creditors or employees or any other person or entity in connection with the Placement or otherwise. The Company acknowledges that each Placement Agent is not the agent of and is not authorized to bind the Company with respect to any action or decision. Other than as set forth in Section 5 of this Agreement or with respect to the Covered Persons (as defined below), nothing in this Agreement is intended to confer upon any other person or entity (including, without limitation, any of the Company’s direct or indirect equity holders, members, creditors or employees or any other person or entity) any rights or remedies hereunder or related hereto. The Company agrees that each Placement Agent and its affiliates and related entities, each of its and their controlling persons (within the meaning of the U.S. federal securities laws), equity holders, members, directors, officers, managers, employees, consultants, legal counsel and agents and each of its and their respective heirs, successors and assigns (all of the foregoing, “Covered Persons”) will not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company or to any person or entity claiming through the Company or in the Company’s right in connection with the engagement of each Placement Agent pursuant to this Agreement, the matters contemplated hereby, the Placement or any conduct in connection with any of the foregoing, except to the extent such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the gross negligence or willful misconduct of such Covered Person. The Company further agrees that each Placement Agent will have no responsibility for any act or omission by any of the Company’s directors, officers, employees or other representatives.

(d) Confidentiality. The Company agrees that any information or advice rendered by any Placement Agent or any of its representatives in connection with this engagement is for the confidential use of the Company only and the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information, or to such Placement Agent, in any manner without such Placement Agent’s prior written consent.

Section 3. Additional Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agents as follows:

(a) Marketing. The Company shall participate, and cause its officers and representatives to participate, in the Placement, including in the meeting with prospective purchasers of any of the Shares or the PFWs, and afford prospective purchasers the opportunity to conduct customary due diligence and make inquiries relevant to their investment decisions regarding the Shares or the PFWs.

(b) Blue Sky Compliance. The Company shall cooperate with the Placement Agents and counsel for the Placement Agents to qualify or register the Shares, the PFWs and the Warrant Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Placement Agents, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Shares and the PFWs. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Placement Agents promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Shares, the PFWs and the Warrant Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(c) Investment Limitation. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Shares or the PFWs in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(d) No Stabilization or Manipulation. The Company will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares, the PFWs or the Warrant Shares or any other reference security, whether to facilitate the sale or resale of the Shares or the PFWs or otherwise.

(e) Notification of Receipt of Payment. The Company shall notify Guggenheim Securities in writing immediately upon receipt of payment for the Shares and the PFWs.

Section 4. Conditions of the Placement Agents’ Obligations. The obligations of the Placement Agents as provided herein shall be subject to the accuracy of the representations, warranties and agreements of the Company set forth herein as of the date hereof and as of the Closing Date as though then made, to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following conditions:

(a) No Material Adverse Change. For the period from and after the date of this Agreement and prior to the Closing Date, in the judgment of the Placement Agents, there shall have not occurred any Material Adverse Effect (as defined in the Purchase Agreement).

(b) Opinions of Counsel for the Company. On the Closing Date, the Placement Agents shall have received the opinion of Wilson Sonsini Goodrich & Rosati, P.C., Counsel for the Company, dated as of such Closing Date, in form and substance reasonably satisfactory to the Placement Agents.

(c) Officers’ Certificate. On the Closing Date, the Placement Agents shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer or President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of the Closing Date, to the effect that:(i) for the period from and after the date of this Agreement and prior to the Closing Date, there has not occurred any Material Adverse Effect;

(ii) the representations, warranties and covenants of the Company set forth in Section 1(A) of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iii) the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(d) All corporate proceedings and other legal matters incident to the authorization, form and validity of the Transaction Documents, the Shares and the PFWs and all other legal matters relating to the offering, issuance and sale, as applicable, of the Shares, the PFWs and the other Transactions shall be reasonably satisfactory in all material respects to the Placement Agents; and the Company shall have furnished to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Placement Agents, all documents and information that it may reasonably request to enable them to pass upon such matters.

(e) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements incorporated by reference in Company’s filings with the Commission (i) any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any strike, job action, slowdown, work stoppage, labor dispute or court or governmental action, order or decree or (ii) since such date, there shall not have been any change in the common stock, short-term debt or long-term debt of the Company or any of its subsidiaries or any Material Adverse Effect, the effect of which, in any such case set forth in clause (i) or (ii), is, in the judgment of the Placement Agents, so material and adverse as to make it impracticable or inadvisable to proceed with the Placement or the delivery of the Shares or the PFWs being delivered on the Closing Date on the terms and in the manner contemplated in this Agreement and the Purchase Agreement.

(f) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers Automated Quotation System or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities of the United States, (iii) the United States shall have become engaged in hostilities, there shall have been a significant escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred any other calamity or crisis or any change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the sole discretion of the Placement Agents, impracticable or inadvisable to proceed with the Placement or delivery of the Shares or the PFWs being delivered on the Closing Date on the terms and in the manner contemplated in the Purchase Agreement.

(g) Each of the Transaction Documents, other than this Agreement, shall be in form and substance reasonably satisfactory to the Placement Agents and shall have been duly executed and delivered by the Company and the other parties thereto, and the PFWs shall have been duly executed and delivered by the Company.

(h) All conditions to closing of the Purchase Agreement shall be satisfied or, where applicable, waived.

(i) The sale of the Shares and the PFWs shall not be enjoined (temporarily or permanently) on the Closing Date.

(j) Additional Documents. On or before the Closing Date, the Placement Agents shall have received such information, documents and opinions as they may reasonably require in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

Section 5. Indemnification.

(a) Indemnification of the Placement Agents. The Company hereby agrees to (a) indemnify and hold harmless each Placement Agent, and its affiliates, each of its and their controlling persons (within the meaning of the U.S. federal securities laws), direct or indirect equity holders, members, directors, officers, managers, employees, consultants, legal counsel and agents and each of its and their respective heirs, successors and assigns, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards and other liabilities (whether direct, joint and several or otherwise) as and when incurred by any Placement Agent (collectively, “Liabilities”) and (b) fully reimburse each Placement Agent for any and all fees, costs, expenses and disbursements (in all such cases, whether legal or otherwise) as and when incurred by each Placement Agent (collectively, “Expenses”), including those of investigating, preparing for (including, without limitation, preparing, reviewing or furnishing documents), participating in, defending against or giving testimony with respect to any private, regulatory, self-regulatory or governmental requests, inquiries, investigations, actions, claims, interrogatories, subpoenas, suits, litigation, proceedings or injunctions, whether or not in connection with any threatened or actual litigation, arbitration or other dispute resolution process and whether or not such Placement Agent is a direct party thereto (collectively, “Actions”), in the case of each of the foregoing clauses (a) and (b) whether directly or indirectly caused by, relating to, based upon, arising out of or in connection with any of the following: (i) any advice or services requested of, or rendered or to be rendered by, any Placement Agent pursuant to the Agreement, (ii) any actions or inactions by each Placement Agent with respect to the Agreement, (iii) any transaction or financing contemplated by, in connection with or otherwise related to the Agreement or (iv) the determination and enforcement by each Placement Agent of its rights pursuant to the Agreement (including, without limitation, these indemnification provisions); provided, however, such indemnification agreement will not apply to any portion of any such Liability or Expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the gross negligence or willful misconduct of such Placement Agent.

(b) Notifications and Other Indemnification Procedures. If any Action is commenced as to which any Placement Agent proposes to demand indemnification hereunder, it will notify the Company with reasonable promptness; provided, however, that any failure by such Placement Agent to notify the Company will not relieve the Company from its obligations hereunder. Each Placement Agent will have the right to retain legal counsel of its own choice to represent it, and the Company will pay the Expenses of such legal counsel; and such legal counsel will, to the extent it believes consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company. The Company will be liable for any settlement of any claim against any Placement Agent made with the Company’s written consent, which consent will not be unreasonably withheld. The Company will not, without the prior written consent of the Placement Agents, (i) settle or compromise any claim, (ii) permit a default or (iii) consent to or facilitate any settlement or other such agreement or the entry of any judgment, in all of the foregoing cases in connection with or related to any Action with respect to which indemnification or contribution may be sought hereunder (whether or not any Placement Agent is an actual or potential party to such Action) or as to which any allegation of wrongful acts or omissions by such Placement Agent is not denied.

(c) Contribution. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is unavailable, in whole or in part, for any reason, then the Company will contribute to the Liabilities and Expenses to which such Placement Agent may be subject (i) in accordance with the relative benefits received (or anticipated to be received) by the Company, on the one hand, and each Placement Agent, on the other hand, in connection with the Placement Agents’ engagement pursuant to the Agreement or (ii) if the allocation provided by clause (i) immediately above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i), but also the relative fault of the Company, on the one hand, and such Placement Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Company agrees for purposes of this paragraph that the relative benefits to the Company and each Placement Agent of any contemplated transaction or financing (whether or not consummated) will be deemed to be in the same proportion as the total value paid, received or issued or contemplated to be paid, received or issued to or by the Company and its direct or indirect equity holders, members, creditors or contract counterparties in connection with such transaction or financing bears to the fees paid or payable to each Placement Agent pursuant to the Agreement. Notwithstanding the foregoing, each Placement Agent will not be obligated to contribute any amount to any such Liabilities or Expenses that exceeds the amount of fees previously received by such Placement Agent pursuant to the Agreement. Each of the Company and each Placement Agent hereby agrees that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method that does not take into account the considerations referred to in this paragraph.

The Company’s indemnification, contribution, reimbursement and other obligations pursuant to these indemnification provisions will be in addition to any liability that the Company may otherwise have, at common law or otherwise, to each Placement Agent and will be binding on the Company’s successors and assigns. These indemnification provisions will (i) apply to each Placement Agent’s engagement pursuant to the Agreement, any circumstances and activities relating to such engagement occurring prior to the date of the Agreement and any subsequent modification of or amendment to the Agreement and (ii) remain in full force and effect following consummation of any contemplated transaction or financing and any termination of such Placement Agent’s engagement pursuant to the Agreement.

Section 7. Effectiveness of this Agreement; Termination; and Survival.

(a) This Agreement shall become effective upon signing by the parties hereto.

(b) Each of the Placement Agents may resign at any time and the Company may terminate any of the Placement Agents’ services at any time, each by giving at least ten days’ prior written notice to the other. If Guggenheim Securities resigns because of a good faith diligence issue or because of the failure of any condition specified in Section 4 to be satisfied when and as required (whether or not the Company’s fault directly or indirectly) or the Company terminates Guggenheim Securities’ services for any reason, Guggenheim Securities and its counsel shall be entitled to receive all of the amounts due pursuant to the Letter Agreement to, and including, the effective date of such expiration, termination or resignation, as the case may be.

(c) The respective representations, warranties and other statements of the Company and its officers and the agreements, covenants and the indemnities set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Placement Agents or the Company or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Shares and the PFWs sold hereunder or any termination of this Agreement (for whatever reason).

Section 8. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Placement Agents:

Guggenheim Securities, LLC

330 Madison Avenue

New York, New York 10017

Attention: Head of Equity Capital Markets

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention: William Hicks

If to the Company:

Soleno Therapeutics, Inc.

203 Redwood Shores Pkwy, Suite 500

Redwood City, California 94065

Attention: Anish Bhatnagar

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Elton Satusky

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 5 and Section 6, and in each case their respective successors, and personal representatives, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Purchaser.

Section 10. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 11. Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the Transactions (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.

Section 12. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The failure by any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 5 and the contribution provisions of Section 6, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 5 and 6 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made to the Purchasers and as required by the Securities Act, the Exchange Act and any other applicable law.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours, Soleno Therapeutics, Inc.

By:	/s/ James Mackaness
Name: James Mackaness
Title: Chief Financial Officer

[Signature Page to Placement Agency Agreement]

The foregoing Placement Agency Agreement is hereby confirmed and accepted by the Placement Agents in New York, New York as of the date first above written.

Guggenheim Securities, LLC

By:	/s/ Jordan Bliss
Name: Jordan Bliss
Title: Senior Managing Director

Cantor Fitzgerald & Co.

By:	/s/ Sage Kelly
Name: Sage Kelly
Title: Global Head of Investment Banking

Oppenheimer & Co. Inc.

By:	/s/ Michael Margolis
Name: Michael Margolis, R. Ph.
Title: Senior Managing Director, Co-Head of Healthcare IB

Laidlaw & Company (UK) Ltd.

By:	/s/ James Ahern
Name: James Ahern
Title: Managing Partner

[Signature Page to Placement Agency Agreement]

Schedule A

The Company shall pay the Placement Agents the following fees:

Placement Agent	Fee (% of gross proceeds from the Placement)
Guggenheim Securities, LLC	3.66%
Cantor Fitzgerald & Co.	1.2%
Oppenheimer & Co. Inc.	0.9%
Laidlaw & Company (UK) Ltd.	0.24%